Exhibit 4.28

SECURED PROMISSORY NOTE

(Deed)

Date: 3 November 2026

Parties

1.	Braiin Limited ACN 660 713 093 (Company)

2.	Advaitha Pty Ltd ACN 683 171 717 as trustee for the Advaitha Family Trust (Lender)

Background

A.	The Company issued the Original Note to the Lender in February 2026.

B.	The Lender has agreed to lend the Company US$10,200,000 under a new promissory note, on the same terms as the Original Note except as set out in this Note.

C.	This Note is a new and separate note. It does not replace, vary or discharge the Original Note.

The parties agree as follows.

1.	Definitions and interpretation

1.1	In this Note:

Advance means the amount advanced by the Lender to the Company under clause 2.

Business Day means a day on which banks are open for general business in Perth, Western Australia.

Drawdown Date means the date on which the Advance is made.

Maturity Date means the date that is 12 months after the Drawdown Date.

Original Note means the secured promissory note issued by the Company to the Lender in February 2026, as varied by the deed of variation between the Company and the Lender.

Original Terms means the terms and conditions of the Original Note, including its provisions on security, payments, representations, undertakings, events of default, enforcement, costs, notices, assignment and governing law.

Outstanding Amount means, at any time, the amount of the Advance then outstanding, accrued and unpaid interest, and all other amounts payable by the Company under this Note.

1.2	Headings are for convenience only. A reference to US$ is to the lawful currency of the United States of America. If a day on which something must be done is not a Business Day, it must be done on the next Business Day.

2.	Advance

2.1	The Lender must advance US$10,200,000 to the Company on 1 February 2027.

2.2	The Advance must be paid in US$ in immediately available funds to the bank account nominated in writing by the Company.

2.3	The Company acknowledges its indebtedness to the Lender for the Advance from the date it is paid.

2.4	If, before the Drawdown Date, the Company raises funds from other sources, including by an issue of shares or other equity securities, the Company may by written notice to the Lender before the Drawdown Date cancel the Advance, or reduce it by the amount raised. To the extent the Advance is cancelled or reduced, the Lender is not required to pay it and the Company has no liability for it.

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3.	Promise to pay

3.1	For value received, the Company unconditionally and irrevocably promises to pay the Lender the Outstanding Amount on the Maturity Date, or earlier in accordance with the Original Terms as they apply to this Note.

3.2	All payments by the Company must be made in US$ in immediately available funds, without set-off, counterclaim or deduction, to the bank account nominated in writing by the Lender.

4.	Interest

4.1	Interest accrues on the Advance at the rate of 14.4% per annum, being US$122,400 for each month the Advance of US$10,200,000 is outstanding.

4.2	Interest is not payable monthly. All interest accrues and is payable in a single payment, together with the Advance, on the Maturity Date, as set out below:

No.	Month ending	Interest accrued (US$)	Cumulative interest (US$)	Payable (US$)
1	1 March 2027	122,400.00	122,400.00	Nil
2	1 April 2027	122,400.00	244,800.00	Nil
3	1 May 2027	122,400.00	367,200.00	Nil
4	1 June 2027	122,400.00	489,600.00	Nil
5	1 July 2027	122,400.00	612,000.00	Nil
6	1 August 2027	122,400.00	734,400.00	Nil
7	1 September 2027	122,400.00	856,800.00	Nil
8	1 October 2027	122,400.00	979,200.00	Nil
9	1 November 2027	122,400.00	1,101,600.00	Nil
10	1 December 2027	122,400.00	1,224,000.00	Nil
11	1 January 2028	122,400.00	1,346,400.00	Nil
12	1 February 2028	122,400.00	1,468,800.00	1,468,800.00
	Interest	1,468,800.00		1,468,800.00
	Principal			10,200,000.00
	Total payable on 1 February 2028			11,668,800.00

4.3	Accrued interest is not capitalised and does not itself bear interest before the Maturity Date.

4.4	Interest is calculated as a fixed amount of US$122,400 for each month and is not adjusted for the number of days in the month.

4.5	If the Company prepays any part of the Advance in accordance with the Original Terms, interest accrued on the amount prepaid is payable at the time of prepayment, and interest for each later month accrues at 14.4% per annum on the amount of the Advance then outstanding.

5.	Application of the Original Terms

5.1	Except as set out in clauses 2 to 4, the Original Terms apply to this Note as if set out in full in it, with the following changes:

(a)	each reference to the Original Note is a reference to this Note;

(b)	each reference to the principal amount is a reference to the amount of the Advance outstanding;

(c)	each reference to the maturity or repayment date is a reference to the Maturity Date; and

(d)	any other necessary changes.

5.2	The Company’s obligations under this Note are secured by the same security as the Original Note. The Company must, at the Lender’s request, sign any document and do anything reasonably required to give effect to that security for this Note.

5.3	If there is any inconsistency between this Note and the Original Terms, this Note prevails.

6.	Separate obligation

6.1	This Note is a new and separate obligation of the Company. Nothing in this Note replaces, varies, discharges or otherwise affects the Original Note or the Company’s obligations under it.

7.	General

7.1	This Note is governed by the same law as the Original Note, and each party submits to the same jurisdiction as under the Original Note.

7.2	This Note may only be varied by a document signed by both parties.

7.3	This Note may be executed in counterparts and by electronic signature. All counterparts together make one instrument.

7.4	This Note is executed as a deed and binds each party when it has been signed by both parties.

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Execution

Executed as a deed.

Executed by Braiin Limited ACN 660 713 093 in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Natraj Balasubramanian	/s/ Jay Stephenson
Signature of director	Signature of director/company secretary

Natraj Balasubramanian	Jay Stephenson
Name of director (print)	Name of director/company secretary (print)

Executed by Advaitha Pty Ltd ACN 683 171 717 as trustee for the Advaitha Family Trust in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Neil Saligrama
Signature of director	Signature of director/company secretary

Neil Saligrama
Name of director (print)	Name of director/company secretary (print)

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